Exhibit (e)(22)

SUPPLEMENT TO

DISTRIBUTION CONTRACT

PIMCO Funds

840 Newport Center Drive

Newport Beach, California 92660

February 27, 2007

Allianz Global Investors Distributors LLC

2187 Atlantic Avenue

Stamford, Connecticut 06902

Dear Sirs:

This will confirm the agreement between the undersigned (the “Trust”) and you (the “Distributor”) as follows:

1. The Trust is an open-end investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest in the Trust is offered to investors with respect to each investment portfolio. The PIMCO Income Fund (the “Fund”) is a separate investment portfolio of the Trust.

2. The Trust and the Distributor have entered into a Distribution Contract (the “Contract”) dated May 5, 2000 (as amended November 19, 2002), pursuant to which the Distributor has agreed to be the distributor of shares of the Trust.

3. As provided in paragraph 1 of the Contract, the Distributor hereby adopts the Contract with respect to the Fund and the Distributor hereby acknowledges that the Contract shall pertain to the Fund, the terms and conditions of such Contract being hereby incorporated herein by reference.

4. This Supplement and the Contract shall become effective with respect to the Fund and each class thereof on February 27, 2007 and shall continue in effect for a period not to exceed one year from the effective date of this Supplement and shall continue thereafter on an annual basis with respect to the Fund and each class thereof only so long as such continuance is specifically approved at least annually by (a) the Trust’s Board of Trustees or, with respect to the Fund and each class thereof, by the vote of a majority of the outstanding voting securities of the Fund (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) and each class thereof and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust’s Trustees who are not parties to this Contract or “interested persons” (as defined in the 1940 Act) of any such party. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act). This Contract may, in any event, be terminated at any time without the payment of any penalty, by the Fund or class thereof or the Distributor upon not more than 60 days’ and not less than 30 days’ written notice to the other party.

5. The Trust and the Distributor hereby agree to amend the Contract as of the date hereof to add the Fund to Schedule A and to make other changes to Schedule A. Accordingly, the current Schedule A is replaced with the new Schedule A attached hereto.

6. The Declaration of Trust establishing the Trust, as amended and restated effective March 31, 2000, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the Office of the Secretary of the Commonwealth of Massachusetts, provides that the name “PIMCO Funds” refers to the trustees under the Declaration collectively as trustees and not as individuals or personally, and that no shareholder, trustee, officer, employee or agent of the Trust shall be subject to claims against or obligations of the Trust to any extent whatsoever, but that the Trust estate only shall be liable.

SCHEDULE A

Distribution Contract

between PIMCO Funds and

Allianz Global Investors Distributors LLC (formerly PIMCO Advisors Distributors LLC)

November 19, 2002

As supplemented

February 27, 2007

This contract relates to the following Funds and Portfolios:

Funds:

All Asset Fund	Japanese StocksPLUS TR Strategy Fund
All Asset All Authority Fund	Liquid Assets Fund
California Intermediate Municipal Bond Fund	Loan Obligation Fund
California Short Duration Municipal Income Fund	Long Duration Fund
Commercial Mortgage Securities Fund	Long Duration Total Return Fund
CommodityRealReturn Strategy Fund	Long-Term U.S. Government Fund
Convertible Fund	Low Duration Fund
Developing Local Markets Fund	Low Duration Fund II
Diversified Income Fund	Low Duration Fund III
Emerging Local Bond Fund	Moderate Duration Fund
Emerging Markets Bond Fund	Money Market Fund
European StocksPLUS TR Strategy Fund	Municipal Bond Fund
Extended Duration Fund	New York Municipal Bond Fund
Far East (Ex-Japan) StocksPLUS TR Strategy Fund	Real Return Fund
Floating Income Fund	Real Return Asset Fund
Foreign Bond Fund (U.S. Dollar-Hedged)	RealEstateRealReturn Strategy Fund
Foreign Bond Fund (Unhedged)	Short Duration Municipal Income Fund
Fundamental IndexPLUS Fund	Short-Term Fund
Fundamental IndexPLUS TR Fund	Small Cap StocksPLUS TR Fund
Global Bond Fund (Unhedged)	StocksPLUS Fund
Global Bond Fund (U.S. Dollar-Hedged)	StocksPLUS TR Short Strategy Fund
GNMA Fund	StocksPLUS Total Return Fund
High Yield Fund	StocksPLUS Municipal-Backed Fund
High Yield Municipal Bond Fund	Total Return Fund
Income Fund	Total Return Fund II
International StocksPLUS TR Strategy Fund (U.S. Dollar-Hedged)	Total Return Fund III
International StocksPLUS TR Strategy Fund (Unhedged)	Total Return Mortgage Fund
Investment Grade Corporate Bond Fund

A-1

Portfolios:

Asset-Backed Securities Portfolio	Mortgage Portfolio II
Asset-Backed Securities Portfolio II	Municipal Sector Portfolio
Emerging Markets Portfolio	Opportunity Portfolio[1]
Developing Local Markets Portfolio	Real Return Portfolio
High Yield Portfolio	Short-Term Portfolio
International Portfolio	Short-Term Portfolio II
Investment Grade Corporate Portfolio	U.S. Government Sector Portfolio
Mortgage Portfolio	U.S. Government Sector Portfolio II

[1]	Opportunity Portfolio has not been offered to clients.

A-2

If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO FUNDS

By:	/s/ Ernest L. Schmider
Title:	President

ACCEPTED:

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By:	/s/ E. Blake Moore, Jr.
Title:	Managing Director